EXHIBIT 99.1

Rurban Financial Corp.	Ticker Symbol: RBNF	Event: Second Quarter 2011 Earnings Call	DATE: July 28, 2011; 1:00 PM EST

[Operator]:  Good day and welcome to the Rurban Financial Corp. Second Quarter Financial Results Conference Call.  At this time, I would like to turn the conference over to Linda Sickmiller.  Please go ahead.

Linda Sickmiller, Investor Relations
Good Afternoon everyone, I would like to remind you that this conference call is being broadcast live over the Internet and will also be archived and available on our web site www.rurbanfinancial.net until August 26, 2011.  Joining me today are Mark Klein, President and Chief Executive Officer, Tony Cosentino, Chief Financial Officer and Jon Gathman, Executive Vice President and Senior Lending Officer.

This call may contain forward looking statements regarding Rurban’s financial performance, anticipated plans, operational results and objectives.  Forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our webcast today.

We have identified a number of different factors within the Forward Looking Statement at the end of our Earnings Release, and you are encouraged to review those factors.   Rurban undertakes no obligation to update any forward looking statement, except as required by law, after the date of this call.

I will now turn the call over to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Thank you, Linda, and good afternoon everyone.

I am extremely pleased with our overall progress this quarter.  Earnings, total revenue, Tier 1 and Total Risk based capital, total loans, and services per household have all improved, while non-performing assets, delinquencies and non-interest expenses are all down, absent the impact of the deleveraging strategy; trends that we intend to reproduce in future quarters.

Our net income for the quarter was over $776,000, or $0.16 per share.  YTD Net Income now stands at $787,000, or $0.16 per share.  This compares favorably with the net income of $11 thousand for the linked quarter and a net loss of $8.21 million for the year-ago quarter.

Our Banking Group net income for the quarter and YTD was $1.12 million and $2 million, respectively, representing approximately 61 basis points return on average assets on an annualized basis.  Rurban --- Reliance Financial Services, our wealth management division, continues to make positive contributions to State Bank’s bottom line delivering net income of $160,000 for the quarter and $330,000 for the first half of 2011; compared to first half of 2010 net income of $222,000, a nice increase of 48 percent.  Net income for our technology division, RDSI, was $142,000 for the quarter and a loss of $51,000 for the first half of the year.  Absent the one-time contract buyout received from an acquired bank, RDSI’s loss for the quarter was $201,000.  Overall, we are encouraged with our progress to improve net income. We are certainly not content, though, with our performance.

Total revenues for our corporation, excluding extraordinary items for the quarter were $8.37 million compared to $7.98 million for the linked quarter, a 4.9 percent quarter-over-quarter increase, but a decrease of $1.47 million from the year-ago quarter.  Accounting for the increase for the linked quarter was modest balance sheet growth, changes in the mix of earning assets and a slightly improving net interest margin.  A decline from the year-ago quarter represents the attrition experienced at RDSI from their wind-down of data processing services.

The Banking Group currently ranks near the top quartile in Non-interest income to average assets among our SNL peer group at .just under one percent. $326 million in assets under management in our wealth management division, salable mortgage revenue and our $351 million servicing portfolio are providing the momentum.  Our goal is to be well into the top quartile by year end as we implement additional strategies to expand our sources of revenue.  For example, we recently completed an in-depth review of our business account service charge analysis and found opportunities to expand our revenue base.  Going forward, these adjustments should add approximately $20,000 per month to non-interest income.  We also have plans to offer more insurance products by the fourth quarter through our newly formed insurance subsidiary, SBT Insurance, LLC.  This strategy fits nicely into our plans of providing our clients with a comprehensive, diversified line of financial service products.

Capital levels are increasing.  For the Banking Group as well as the holding company, Tier 1 as well as Total Risk Based Capital, have improved.  We are on pace to achieve our targeted year-end Tier 1 capital leverage ratio and Total risk-based capital ratios of 8.0 and 12.0, respectively.  With continued expansion of organic loan growth, coupled with earnings momentum, we expect to continue to improve our capital ratios; particularly in light of the recent balance sheet deleveraging that Tony Cosentino will expand on shortly.

Our total loans increased by $10.0 Million from prior year-end for a 4.68 percent, annualized growth rate.  Our regional leadership model with “in-market” executives and heightened calling efforts continue to pay dividends.  Our six market executives lead their entire team and are responsible for their segment of the business plan; this includes referrals to other functional divisions as well.  YTD our relationship-based selling efforts, reinforced with our comprehensive, bank-wide sales and service training, have uncovered over a 1,000 referrals for loans, deposit products and trust assets with a total of 419 closed representing over $24.6 million in new business.  Our cross-sell ratio has improved to 3.03 services per DDA from 2.56 same quarter, last year.  Likewise, services per household have improved to 3.26 from 3.16 at year-end representing over 2,400 additional services from new and existing clients. Supporting this positive trend is the growth in the number of households with three or more services per household to almost 33% up from roughly 30% from the year-ago quarter; a growth of 149, three-service and greater, households.  Our value proposition that speaks to becoming each client’s financial “partner,” as we proactively identify opportunities, is providing greater traction in each of our six, distinctly different markets.

Asset quality continues to improve.  Our level of non-performing assets as a percentage of total assets continued to decline to 1.64 percent at quarter-end and the lowest level in two years, from 1.99 percent for the linked quarter and 2.17 percent for the year-ago quarter; representing a decline of $2.9 million and $3.9 million, respectively.  Likewise, total past due loans continued to improve at the Banking Group to 1.79 percent from 2.71 percent at year-end and 2.62 percent from the linked quarter.  These trends are beginning to reflect our rigorous underwriting process and our continued commitment to credit quality as well a marginally improved, deleveraged borrower.

Net charge offs, while higher than desirable at $1.67 million YTD, or 79 basis points annualized, improved significantly from the first half of 2010 level of over $7.9 million.  While we continue to witness improvement quarterly, we are not satisfied at our current level and certainly not where we want to be as we continue to aggressively address our level of non-performing assets.  For example, our criticized assets continue to show improvement from a year-end level of $31.4 to $24.5 Million at the 2011 2nd quarter end.  The current level also represents much improvement over the same period, prior-year level of over $40 Million for a year-over-year improvement of 39 percent.

With marginal top-line revenue growth, it is imperative we reduce our level of non-interest expenses in the coming quarters.  However, with a marginally improving economy coupled with existing expense controls, annualized first half 2011 non-interest expenses, excluding the expense associated with the balance sheet deleveraging, were approximately $1.7 million less than 2010 levels or a 6.36 percent improvement.  Our short term goal is to improve our efficiency ratio to less than 65 percent.  For this quarter, on a core operating basis, our efficiency ratio is 85 percent for the Company.

Finally, RDSI, our technology division, remains committed to our thirty IP clients.  Through all the changes at RDSI, I am pleased to report that we have lost only one client through an acquisition.  We continue to remain committed to our client base and are working hard and diligently to keep them informed of our progress.  This strategy is for RDSI and DCM staff to focus solely on our IP clients.

In summary, we have made much progress this past quarter but we’re certainly not where we want or need to be on our overall performance.  I’m highly encouraged with our improvements on a number of fronts after a couple years of considerable commitment of time and talent to RDSI.  My expectation is that our hard work will continue to reveal positive trends.  In the coming quarter, we will continue to concentrate on our calling efforts that are a direct link to growing small business relationships that include loans and core deposits, expanding our non-interest income, and reducing non-interest expenses.  We are benchmarking and measuring our progress in a number of areas in absolute terms as well as on a relative basis to our SNL peer group; where there are performance “gaps,” we will employ specific initiatives to close them.  We remain committed, in every respect, to continue our progress as we get back to the fundamental basics of banking.

At this time I would like to turn the conference over to our CFO, Tony Cosentino for a more in-depth look at our second quarter progress.  Tony…

Anthony V. Cosentino, CPA, Executive Vice President and Chief Financial Officer

Thanks Mark, good afternoon everyone and thanks for joining us today.

As Mark has said, the second quarter continued to show -- continued the slow but steady improvement in the financial performance of Rurban.  Our asset quality continued its improving trend and we feel our level of non-performing assets has stabilized at, or below, our current level.  We also saw some positive signs on revenue during the quarter that I will expand upon later.

Net income for Rurban came in at $777 thousand for the quarter and $788 thousand for year-to-date.  Comparisons to the prior year and linked quarter for Rurban are not appropriate given the prior periods RDSI impact.  As for State Bank, earnings for the quarter came in at $1.2 million, which is up significantly from the prior year and the linked quarter.  Core earnings at the Bank continued to improve, and while charge-offs are still above historical levels, we feel strongly that losses from our portfolio have peaked.

During the quarter, State Bank executed a Balance Sheet deleveraging.  This deleveraging reduced our balance sheet by roughly $32 million and significantly reduced our exposure to municipal securities.  As you may recall from prior discussions, the Bank had a large pool of REPO and FHLB funding with a negative carry maturing beyond 18 months.

The basic parameters of the deleveraging were the sale of approximately $43 million of securities with a weighted average yield of 3.97 percent.  A significant portion of the sold securities were of the municipal variety.  After the trade and reinvestment, the Bank’s exposure to the municipal market has been reduced by nearly $15 million.  Our post-trade portfolio now is just $108 million with 15 percent comprised of municipal securities.

We used the gains on the bond sales to pre-pay $32 million in REPO and FHLB borrowings with a weighted average rate of 4.64 percent.  The net gain from the trades and pre-payments positively impacted the quarter and allowed us to accelerate some bad debt expense.  The ongoing impact of the deleveraging will be an improvement in margin and all of our capital ratios.  The improvement in those ratios will be fully realized in the third quarter.

Our Balance Sheet after this quarter is certainly more efficient.  At June 30, 2011 cash and investment securities total $119 million, which is 19.3 percent of our balance sheet.  This compares to the March 31, 2011 cash and investment level of $173 million, which was just over 26 percent of the balance sheet.

RDSI had positive earnings for the quarter driven by a contract buyout from a client whose bank was acquired.  The quarter’s results brings RDSI to a slight loss for six months.  Their current monthly run rate is negative on an operating basis, but break-even from a cash flow standpoint.  As Mark has discussed, we continue to move toward a resolution for RDSI and its impact on Rurban.

The Banking Group had another positive earnings quarter.  This quarter represents our fourth consecutive quarter with earnings in excess of $500 thousand.  After-tax earnings are up 39 percent from the linked quarter, year-to-date earnings at the Banking Group are up over $2 million with a return on average assets of 61 basis points.  Our earnings level still reflects charge-offs above historical levels but we have been encouraged by their moderation in the last few quarters.

Like all banks, we are concerned about revenue growth.  We have seen weakness in our overdraft fees compared to the prior year, but we have offset most of those losses with increases in our corporate service charge.  We will implement appropriate changes to our consumer fee schedules prior to year-end.

Our loan portfolio showed positive growth for the quarter.  Net loans are up $15-plus million from the linked quarter and are up over $10 million from December of 2010.  Total loans are now over $437 million and are back to the level from June of 2010.  We feel that staying even in the current market is a credit to our staff and their calling efforts.  We have talked about the strength of our pipeline in the last few quarters, and the current pipeline remains strong and diverse across markets and loan types.  We remain encouraged that, as we closed considerable new business in the second quarter, our pipeline of new business remains strong into the third quarter, as well.

Residential mortgage originations have been disappointing for the first six months of this year, down 13 percent from YTD 2010 and well off from our projections.  The size of our servicing portfolio is up 44 percent from June of 2010 and continues to grow each quarter.  We recognized a slight impairment during the quarter as the late decline in rates drove an uptick in the pre-payment speeds of our model.  The fundamentals of our servicing portfolio, however, remained steady from the linked quarter.

Net interest margin for the Company is up 12 basis points from the prior year on a tax equivalent basis.  The quarter was impacted slightly by the deleveraging trade, which will be fully recognized in the third quarter.  Also, the impact of our loan growth this quarter will improve margins through the rest of 2011.

Total expenses for the Company on a core basis are down significantly from the prior year.  If we model out RDSI from the expense picture, annualized expense levels on a core basis are down nearly 6 and one-half percent.  We recognize that expense levels at our Company are not at our peer levels, and we are committed to further improvements in the coming quarters.  On a core basis, the Company has improved our efficiency ratio by over 16 basis points from the prior year.

Non-performing assets continued their improving trend this quarter, as they declined nearly $2.9million to just over $10 million.  This level equals 1.64 percent of total assets and has shown significant improvement from the prior year when the level was 2.17 percent.  We have coverage for our non-performing loans of 80 percent with our reserve now standing at 1.47 percent of loans.  As a percentage of our non-performing assets, the coverage ratio is 64 percent.  While our reserve percentage is down from the prior year, our reserve coverage ratio is up 23 basis points.  The Company has only three non-performing relationships that exceed $1 million, but they account for 53 percent of total non-performing assets.

Delinquencies for the Company continued to show significant and consistent improvement.  Our 30 – 89 day delinquency level is just over $1.1 million, which reflects just 26 basis points of our loan portfolio.  Total delinquencies are down over $2.6 million from the prior year, with the 30 – 89 bucket down $900 thousand.

Capital ratios for State Bank have improved from year-end and from the prior year.  Our Tier 1 capital ratio now stands at 7.54 percent, up 64 basis points from December, and our Total Risk Based Capital ratio is 11.89 percent, which is also up from December.  Holding Company ratios have also improved from the linked, and again, these ratios will improve further in the third quarter as the full effect of the deleveraging is realized.

Mark and I certainly look forward to more quarters like this one just passed.  We understand the importance of consistent earnings growth to our shareholders.  As we look at the fundamentals of our company, a diverse balance sheet, significantly improved asset quality and an inkling of loan growth in our markets, we are encouraged.

Mark, back to you…

Mark A. Klein, President and Chief Executive Officer

Thank you, Tony.

Clearly, our progress on multiple-fronts forms the foundation for stronger momentum for the second half of the year.  Growing solid client relationships, expanding our residential servicing portfolio as well as other fee-based services, and reducing non-interest expenses will be the drivers of our continued improvement.  This balanced approach to our performance improvement will touch many key areas of our balance sheet as well as the income statement.  We also recognize there are limited growth opportunities in some of our smaller markets; which is exactly why we have leveraged our presence in larger, growing markets like Columbus and Toledo, Ohio and Fort Wayne, Indiana, with well-know, seasoned lenders. With this significant, newer-market, upside potential, we remain optimistic about our ability to continue to improve our performance in the midst of a fairly lackluster economy.

On a local and regional basis, our economy remains challenged with limited growth and higher-than-expected unemployment; this parallels with our national economy that purportedly emerged from the recession over eighteen months ago.  The regulatory burdens associated with the Dodd-Frank legislation continue to add weight on an already stressed industry.  Our loan portfolio growth, however, continues to reveal the availability of quality, relationship-based opportunities in each of our markets across all business lines.  Our challenges are clear but with a continued focus on building our franchise, one relationship at a time, we place ourselves in a unique position to build shareholder value.

Linda, I’ll now turn the webcast back to you to determine if we have any questions from our investment community.

Linda Sickmiller, Investor Relations

Thank you very much, Mark. It is now time for the question and answer session.

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•	So again, if you have a question, please press star one on your telephone and we will take the questions in the order they are received, and we’ll stand by for just a few moments.

While we’re waiting to see if we have any additional questions, I would like to remind everyone that today’s webcast will be accessible on our website at www.rurbanfinancial.net until August 26, 2011.

Since there are no questions from the investment community, I will now turn the call back to Mark Klein.

Mark A. Klein, President and Chief Executive Officer

Thank you very much, Linda.  And once again, thank you all for taking the time to listen to our quarterly update.  We do look forward to speaking with you next quarter and reporting on our continued progress.  Thank you.

[Operator]: And this does conclude today’s conference call.  We thank you for your participation and have a wonderful day.